Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with the consolidated financial statements and related notes thereto that are attached as Exhibit 99.1 to this Amendment No. 2 to our Current Report on Form 8-K, originally filed on February 11, 2021. In addition to historical financial information, this discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties, including those set forth under the section entitled “Risk Factors” included in our Annual Report on Form 10-K (the “Form 10-K”). Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements” in the Form 10-K. Our actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in the Form 10-K.

On February 9, 2021, (the “Closing Date”), we completed the previously announced business combination pursuant to that certain Agreement and Plan of Merger and Reorganization, dated November 24, 2020, as amended on January 12, 2021 and February 8, 2021 (the “Merger Agreement”), by and among INSU Acquisition Corp. II (“INSU”), INSU II Merger Sub Corp., a Delaware corporation and direct wholly owned subsidiary of INSU (“Merger Sub”) and Metromile Operating Company (formerly known as MetroMile, Inc.), a Delaware corporation (“Legacy Metromile”). Pursuant to the terms of the Merger Agreement, a business combination between INSU and Legacy Metromile was effected through the merger of Merger Sub with and into Legacy Metromile, with Legacy Metromile continuing as the surviving entity and a wholly owned direct subsidiary of the Company (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Merger, INSU changed its name to Metromile, Inc. Unless the context indicates otherwise, references in this discussion to the “Company,” “Metromile,” “we,” “us,” “our” and similar terms refer to Legacy Metromile and its consolidated subsidiaries prior to the consummation of the Business Combination.

Overview

We started Metromile based on the simple observation that the physical world is being increasingly digitized, that this digital data can be used to better estimate the future, and that the best opportunity to create value for everyday customers in an increasingly predictable world is to reinvent insurance, one of the largest and most important global markets.

At its core, insurance financially protects the insured customer from the occurrence of specific future events. If these events can be more accurately estimated, using data and data science, then the insurance provided can be more accurately priced — lower likelihood events would cause the price of insurance to go down and higher likelihood events would cause the price of insurance to go up. The proliferation of sensor data, from cars, mobile phones, and elsewhere, means we have a greater ability to estimate the likelihood of future events and, thus, help many customers who are overpaying for insurance save money.

We founded Metromile in 2011 to realize this opportunity and tackle the broken auto insurance industry. With data science as our foundation, we offer our insurance customers real time, personalized auto insurance policies, priced and billed by the mile, with rates based on precisely how and how much they actually drive, instead of using the industry standard approximations and estimates that make prices unfair for most customers.

Through our digitally native offering, built around the needs of the modern driver, we believe our per-mile insurance policies save our customers, on average, 47% over what they were paying their previous auto insurer. We base this belief on data our customers self-reported in 2018 with respect to premiums paid to providers before switching to Metromile.

We believe the opportunity for our personalized per-mile insurance product is significant. Federal Highway Administration data indicates that approximately 35% of drivers drive more than half the total miles driven. We believe there is a correlation between the number of miles driven and the number of insurable losses. An October 2016 report by the Insurance Information Institute noted that the increase in claims frequency appears directly linked to the increase in the number of miles driven. Notwithstanding the relationship between miles driven and claims, auto insurance premiums have historically been priced based on a driver’s “class” — and drivers are charged the same basic premium rate as others in their class no matter the actual miles driven. In the traditional pricing model, a driver’s age, credit score, accident history, and geography influences the premium paid more than the actual miles driven. Thus, the 35% of drivers who account for more than half the total miles driven are not paying premiums based on how often they are behind the wheel and increasing the potential for an insurable loss claim. We believe the traditional pricing model is inherently unfair to the majority of drivers — the 65% of drivers who drive less than half the miles driven — as they are effectively subsidizing the minority of drivers who are high-mileage drivers. By offering auto insurance using a per-mile rate and then billing each customer monthly based on their actual miles driven, we are able to provide significant savings to the 65% of drivers who drive less than half the miles driven. Customers can simply use their connected car or use The Pulse to share their data with us — which includes miles driven, and in certain states where permitted by insurance regulators (four of the eight in which we currently operate), driving habits, such as phone use, speeding, hard-braking, accelerating, cornering, and location. Our customers are able to choose when and how to drive and share this information with us to realize these data driven savings every day.

The U.S. auto insurance market is massive, dominated by insurers stuck on legacy technology infrastructure who offer antiquated services. U.S. personal auto insurers write approximately $250 billion of premiums each year, with no carrier currently achieving more than 20% market share. We believe we are strategically positioned to succeed as industry incumbents struggle to meet the significant structural changes underway in an increasingly digital world. The advent of mobile phones has revolutionized modern mobility, while connected and autonomous technologies are drastically changing consumer relationships with vehicles. As we scale and accumulate more data, we believe that we can deliver increasingly better service, pricing and experiences for customers across all stages of the policy lifecycle.

Our Model

The traditional auto insurance industry is focused on charging customers static insurance rates based on a “class” of driver, which is determined based on a set of variables that approximate and estimate risk. The traditional approach requires little ongoing customer engagement and requires manual claims servicing, which results in lower gross margins. In contrast, our model is digitally native, automated, and built using predictive models. Our product provides customized rates for each individual driver, using telematics data and proprietary predictive models to assess risk and determine pricing for each customer, while billing customers based only for their actual miles driven. We have automated the claims approval process, resulting in higher margins, and reduced fraud rates through real-time reporting from telematics devices, resulting in lower loss ratios.

We have experienced strong growth since inception; however, our focus has been on prioritizing unit economics rather than solely focusing on revenue growth through increased net losses. Our priority has been on developing a durable business advantage.

Our gross profit/(loss), which is impacted by our reinsurance arrangements, decreased from $(4.9) million for the year ended December 31, 2019 to $(14.1) million for the year ended December 31, 2020. However, our accident year contribution profit/(loss), a non-GAAP financial measure that excludes the results of prior period development on loss and loss adjustment expenses (“LAE”), increased from $(0.6) million for the year ended December 31, 2019 to $18.4 million for the year ended December 31, 2020, largely due to a decrease in losses. Accident year refers to the year in which the loss occurs, and estimates are made to determine the ultimate expected cost of that loss. These estimates are reassessed each period, and the movement from the initial estimate of that accident period is known as prior period development. We view accident year contribution margin as the most relevant metric of current product profitability and use accident year contribution margin to consistently evaluate the variable contribution to our business from insurance operations from period to period based on the most current product profitability. Contribution profit/(loss), a non-GAAP financial measure that includes the results of prior period development on loss and LAE, increased from $1.5 million for the year ended December 31, 2019 to $11.9 million for the year ended December 31, 2020. These year-over-year improvements are largely due to a decrease in losses. We use contribution profit/(loss) as a key measure of our progress towards profitability and to consistently evaluate the variable contribution to our business from insurance operations from period to period. See the section entitled “— Non-GAAP Financial Measures” for additional information regarding our use of accident year contribution profit/(loss) and contribution profit/(loss)and a reconciliation to the most comparable GAAP measure.

Reinsurance

We obtain reinsurance to help manage our exposure to property and casualty insurance risks, and since May 2017, we have had proportional reinsurance protecting our business.

The reinsurance arrangement covering the periods May 1, 2017 to April 30, 2018 and May 1, 2018 to April 30, 2019 covered 85% of our renewal policies and beginning May 1, 2019, the reinsurance arrangements expanded to also include new policies. Thus, since May 1, 2019, we have ceded a larger percentage of our premium than in prior periods, resulting in a significant decrease in our revenues as reported under GAAP. In addition, under the reinsurance agreements from various years, LAE is ceded at a fixed rate ranging from 3% to 6% of ceded earned premium. Going forward, and given the strength of our current balance sheet, we are working to restructure our current reinsurance programs to allow us to manage our surplus at the insurance carrier at a lower cost of capital. We will continue to monitor our reinsurance needs, including new quota share arrangements, to maintain adequate capital levels at the insurance company level.

As we enter into new reinsurance arrangements, whereby the terms and structure may vary widely, our prior results, impacted by reinsurance, may not be a good indicator of future performance, including the fluctuations experienced in gross profit. Thus, we use accident year contribution profit/(loss) and contribution profit/(loss) as key measures of our performance.

Key Performance Indicators

We regularly review key operating and financial performance indicators to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe these non-GAAP financial and operational measures are useful in evaluating our performance, in addition to our financial results prepared in accordance with GAAP. See the section entitled “— Non-GAAP Financial Measures” for additional information regarding our use of accident year contribution profit/(loss), contribution profit/(loss), accident year loss ratio and accident year LAE ratio and a reconciliation to the most comparable GAAP measures.

The following table presents these metrics as of and for the periods presented:

	Year Ended December 31,
	2019	2020
	($ in millions, except for Direct Earned Premium per Policy)
Policies in Force (end of period)	88,099	92,635
Direct Earned Premium per Policy (annualized)	$1,211	$1,092
Direct Written Premium	$103.3	$100.6
Direct Earned Premium	$102.2	$99.7
Gross Profit/(Loss)	$(4.9)	$(14.1)
Gross Margin	(9.3)%	(40.3)%
Accident Year Contribution Profit/(Loss)	$(0.6)	$18.4
Accident Year Contribution Margin	(0.6)%	18.1%
Contribution Profit/(Loss)	$1.5	$11.9
Contribution Margin	1.5%	11.8%
Direct Loss Ratio	73.0%	57.7%
Direct LAE Ratio	12.5%	17.7%
Accident Year Loss Ratio	75.7%	57.4%
Accident Year LAE Ratio	11.9%	11.5%

Policies in Force

We define policies in force as the number of current and active policyholders as of the period end date. We view policies in force as an important metric to assess our financial performance because policy growth drives our revenue growth, increases brand awareness and market penetration, generates additional data to continue to improve the performance of our platform, and provides key data to assist strategic decision making for our company.

Direct Earned Premium per Policy

We define direct earned premium per policy as the ratio of direct earned premium divided by the average policies in force for the period, presented on an annualized basis. We view premiums per policy as an important metric because it is a reliable indicator of revenue earned in any given period, and growth in this metric would be a clear indicator of the growth of the business. However, as evidenced by the substantial reduction in miles driven during the 2019 novel coronavirus (“COVID-19”) pandemic, near-term fluctuations in miles driven can lead to fluctuations in direct earned premium. Thus, we refer to policies in force as a more stable indicator of overall growth. Direct earned premium excludes the impact of premiums ceded to reinsurers such that it reflects the actual business volume and direct economic benefit generated from our customer acquisition efforts. Additionally, premiums ceded to reinsurers can change based on the type and mix of reinsurance structures we use.

Direct Written Premium

We define direct written premium as the total amount of direct premiums on policies that were bound during the period. Direct written premium is a standard insurance metric and is included here for consistency. However, given that much of our premium is written and earned as customer miles are driven (i.e., customers are billed based on true use), unlike our competitors that write all premium up-front, we believe earned premium is a more meaningful comparison to other insurers. Direct written premium excludes mileage-based premium that has not yet been earned. It also excludes the impact of premiums ceded to reinsurers such that it reflects the actual business volume and direct economic benefit generated from our customer acquisition efforts. Additionally, premiums ceded to reinsurers can change based on the type and mix of reinsurance structures we use.

Direct Earned Premium

We define direct earned premium as the amount of direct premium that was earned during the period. Premiums are earned over the period in which insurance protection is provided, which is typically six months. We view direct earned premium as an important metric because it allows us to evaluate our growth prior to the impact of ceded premiums to our reinsurance partners. It is the primary driver of our consolidated GAAP revenues and represents the result of our sustained customer acquisition efforts. As with direct written premium, direct earned premium excludes the impact of premiums ceded to reinsurers to manage our business, and therefore should not be used as a substitute for net earned premium, total revenue, or any other measure presented in accordance with GAAP.

Gross Profit/(Loss)

Gross profit/(loss) is defined as total revenue minus losses and LAE, policy servicing expense and other, and amortization of capitalized software. Gross margin is equal to gross profit/(loss) divided by total revenue. Gross profit/(loss) includes the effects of reinsurance, thereby increasing volatility of this measure without corresponding changes in the underlying business or operations.

Contribution Profit/(Loss) and Accident Year Contribution Profit/(Loss)

Contribution profit/(loss), a non-GAAP financial measure, is defined as gross profit/(loss), excluding the effects of reinsurance arrangements on both total revenue and losses and LAE. It also excludes enterprise software revenues, investment income earned at the holding company, amortization of internally developed software, and devices, while including other policy servicing expenses. Accident year contribution profit/(loss), a non-GAAP financial measure, further excludes the results of prior period development on losses and LAE. We believe the resulting calculations are inclusive of the variable costs of revenue incurred to successfully service a policy, but without the volatility of reinsurance. We use contribution profit/(loss) as a key measure of our progress towards profitability and to consistently evaluate the variable contribution to our business from insurance operations from period to period because it is the result of direct earned premiums, plus investment income earned at the insurance company, minus direct losses, direct LAE, premium taxes, bad debt, payment processing fees, data costs, underwriting reports, and other costs related to servicing policies. Accident year contribution profit/(loss) further excludes the results of prior period development on loss and LAE, thereby providing the most accurate view of the performance of our underlying insurance product, which drives our growth investment decisions and is a strong indicator of future loss performance.

See the section entitled “— Non-GAAP Financial Measures” for a reconciliation of total revenue to contribution profit/(loss) and accident year contribution profit/(loss).

Contribution Margin and Accident Year Contribution Margin

Contribution margin, a non-GAAP financial measure, is defined as contribution profit/(loss) divided by adjusted revenue. Adjusted revenue excludes the net effect of our reinsurance arrangements, revenue attributable to our enterprise segment, interest income generated outside of our insurance company, and bad debt expense. We view contribution margin as an important metric because it most closely correlates to the economics of our core underlying insurance product and measures our progress towards profitability. Accordingly, we use this non-GAAP financial measure to consistently evaluate the variable contribution to our business from insurance operations from period to period. Accident year contribution margin, a non-GAAP financial measure, is defined as accident year contribution profit/(loss) divided by adjusted revenue. We view accident year contribution margin as an important metrics as it excludes the results of prior period development on loss and LAE, thereby providing the most meaningful view of the performance of our current underlying insurance product, which drives our growth investment decisions and is a strong indicator of future loss performance.

See the section entitled “— Non-GAAP Financial Measures” for a reconciliation of total revenue to contribution profit/(loss) and accident year contribution profit/(loss).

Direct and Accident Year Loss Ratio

We define direct loss ratio expressed as a percentage, as the ratio of direct losses to direct earned premium. Direct loss ratio excludes LAE. We view direct loss ratio as an important metric because it allows us to evaluate losses and LAE separately prior to the impact of reinsurance.

We define accident year loss ratio as direct loss ratio excluding prior year development on losses. We view accident year loss ratio as an important metric because it allows us to evaluate the expected ultimate losses, including losses not yet reported, for the most recent accident year.

Direct and Accident Year LAE Ratio

We define direct LAE ratio expressed as a percentage, as the ratio of direct LAE to direct earned premium. We view direct LAE ratio as an important metric because it allows us to evaluate losses and LAE separately prior to the impact of reinsurance. We actively monitor the direct LAE ratio as it has a direct impact on our results regardless of our reinsurance strategy.

We define accident year LAE ratio as direct LAE ratio excluding prior year development on LAE. We view accident year LAE ratio as an important metric because it allows us to evaluate the expected ultimate LAE, including LAE for claims not yet reported, for the most recent accident year.

Recent Developments Affecting Comparability

Business Combination with INSU

In February 2021, we completed the Merger with INSU and became a wholly owned direct subsidiary of a publicly traded company. The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, INSU, who was the legal acquirer, is treated as the “acquired” company for financial reporting purposes and we are treated as the accounting acquirer. This determination was primarily based on the fact that our stockholders prior to the Merger have a majority of the voting power of the post-Merger company, our senior management now comprise substantially all of the senior management of the post-Merger company, the relative size of our company compared to INSU, and that our operations comprise the ongoing operations of the post-Merger company. Accordingly, for accounting purposes, the Merger is treated as the equivalent of a capital transaction in which issued stock for the net assets of INSU, which are stated at historical cost, with no goodwill or other intangible assets recorded, and our financial statements became those of INSU.

In connection with the closing of the Merger and the concurrent private placement, we received approximately $310.0 million of cash, which we used to repay certain indebtedness as described herein and in our audited consolidated financial statements filed as Exhibit 99.1 to this Current Report on Form 8-K/A. We expect to use our cash on hand for working capital and general corporate purposes. We may also use the proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement our business.

COVID-19 Impact

In March 2020, the World Health Organization declared COVID-19 a global pandemic. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business. We have taken measures in response to the ongoing COVID-19 pandemic, including closing our offices and implementing a work from home policy for our nationwide workforce; implementing additional safety policies and procedures for our employees; and suspending employee travel and in-person meetings. We may take further actions that alter our business operations as may be required by federal, state, or local authorities or that we determine are in the best interests of our employees, customers, and stockholders.

For the year ended December 31, 2020, we generated $99.7 million in direct earned premium, a decrease of $2.5 million or 2.5%, as compared to $102.2 million for the year ended December 31, 2019. This decrease was primarily due to the decrease in overall miles driven, which is attributable to the COVID-19 pandemic given the implementation of “shelter-in-place” and other orders, which reduced daily miles driven by our customers. Based on internal data, the average miles driven per policy declined by 48% for the second quarter of 2020 as compared to the same period in 2019, although improved once restrictions were lifted such that average miles driven per policy decreased 23% for 2020 as compared to 2019. We believe that the potential long-term impacts of COVID-19, as more companies embrace work from home policies, represents an opportunity for us to increase our customer base as drivers continue to look for value-driven insurance solutions that provide the same or a better quality product that aligns to their own driving behaviors.

The future impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on our customers and their spending habits, impact on our marketing efforts, and effect on our suppliers, all of which are uncertain and cannot be predicted. Public and private sector policies and initiatives to reduce the transmission of COVID-19 and disruptions to our operations and the operations of our third-party suppliers, along with the related global slowdown in economic activity, may result in decreased revenues and increased costs. Impacts on our revenue and costs may continue through the duration of this crisis. It is possible that the COVID-19 pandemic, the measures taken by federal, state, or local authorities and businesses affected and the resulting economic impact may materially and adversely affect our business, results of operations, cash flows and financial positions as well as our customers.

Key Factors and Trends Affecting our Operating Performance

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including the following:

Our Ability to Attract New Customers

Our long-term growth will depend, in large part, on our continued ability to attract new customers to our platform. Our growth strategy is centered around accelerating our existing position in markets that we already serve, expanding into new markets nationally across the United States, developing new strategic partnerships with key players in the automotive industry, and growing our enterprise software sales.

Our Ability to Retain Customers

Turning our customers to lifetime customers is key to our success. We realize increasing value from each customer retained as a recurring revenue base, which forms a basis for organic growth for our new product offerings and improves our loss ratios over time. Our ability to retain customers will depend on a number of factors, including our customers’ satisfaction with our products, offerings of our competitors and pricing of our products.

Our Ability to Expand Nationally Across the United States

Our long-term growth opportunity will benefit from our ability to provide insurance across more states in the United States. Today, we are licensed in 49 states and the District of Columbia, and active in eight states. We plan to apply our highly scalable model nationally, with a tailored approach to each state, driven by the regulatory environment and local market dynamics. This will allow us to expand rapidly and efficiently across different geographies while maintaining a high level of control over the specific strategy within each state.

Our Ability to Introduce New and Innovative Products

Our growth will depend on our ability to introduce new and innovative products that will drive the organic growth from our existing customer base as well as from potential customers. Our insurance offerings as well as our technology platform offered to enterprise customers provides us with a foundation to provide a broad set of insurance products to consumers in the future.

Our Ability to Manage Risk Through Our Technology

Risk is managed through our technology, artificial intelligence, and data science, which we utilize to accurately determine the risk profiles of our customers. Our ability to manage risk is augmented over time as data is continuously collected and analyzed by our machine learning with the objective of lowering our loss ratios over time. Our success depends on our ability to adequately and competitively price risk.

Components of Our Results of Operations

Revenue

Revenues are generated primarily from the sale of our pay-per-mile auto insurance policies within the United States, revenue related to policy acquisition costs recovered as part of the reinsurance arrangement, and through sales of our proprietary AI claims platform. Revenue excludes premiums ceded to our reinsurers (see the section entitled “— Reinsurance” for further information).

Premiums Earned, net

Premiums earned, net represents the earned portion of our gross written premium, less the earned portion that is ceded to third-party reinsurers under our reinsurance agreements. Revenue from premiums is earned over the term of the policy, which is written for six-month terms. The premium for the policy provides for a base rate per month for the entire policy term upon the binding of the policy plus a per-mile rate multiplied by the miles driven each day (based on data from the telematics device, subject to a daily maximum).

Investment Income

Investment income represents interest earned from our fixed maturity and short-term investments less investment expenses and is recorded as the income is earned. Investment income is directly correlated with the size of our investment portfolio and with the market level of interest rates. The size of our investment portfolio is expected to increase in future periods, and therefore investment income is also expected to increase, as we continue to invest both customer premiums and equity proceeds into our investment portfolio.

Other Revenue

Other revenue consists of enterprise revenue, revenue related to policy acquisition costs recovered as part of the reinsurance arrangements with our reinsurance partners, reinsurance profit commissions based on performance of the ceded business, and policy commissions earned from National General Insurance (“NGI”). We have developed technologies intended for internal use to service our insurance business and have started offering our technologies to third-party insurance carriers. Enterprise revenue represents revenues generated from the licensing of such internally developed software on a subscription basis, and sales of our professional services, which includes customization and implementation services for customers. We also earn revenues from policy acquisition costs recovered for policies newly ceded to our reinsurance partners, and we earn commissions for policies underwritten by NGI prior to becoming a full-stack insurance carrier in 2016.

Costs and Expenses

Our costs and expenses consist of losses and LAE, policy servicing expense and other, sales, marketing, and other acquisition costs, research and development, amortization of capitalized software, and other operating expenses.

Losses and LAE

Our losses and LAE consist of the net cost to settle claims submitted by our customers. Losses consist of claims paid, case reserves, as well as claims incurred but not reported, net of estimated recoveries from salvage and subrogation. LAE consists of costs borne at the time of investigating and settling a claim. Losses and LAE represents management’s best estimate of the ultimate net cost of all reported and unreported losses occurred through the balance sheet date. Estimates are made using individual case-basis valuations and statistical analyses and are continually reviewed and adjusted as necessary as experience develops or new information becomes known. These reserves are established to cover the estimated ultimate cost to settle insured losses.

Both losses and LAE are net of amounts ceded to reinsurers. We enter into reinsurance contracts to protect our business from losses due to concentration of risk and to manage our operating leverage ratios, as well as to provide additional capacity for growth. Our reinsurance contracts consist of quota-share reinsurance agreements with our reinsurance partners under which risks are covered on a pro-rata basis for all policies underwritten by us (see the section entitled “— Reinsurance” for further discussion). These expenses are a function of the size and term of the insurance policies we write and the loss experience associated with the underlying risks. Losses and LAE may be paid out over a period of years.

Various other expenses incurred during claims processing are allocated to losses and LAE. These amounts include claims adjusters’ salaries and benefits, employee retirement plan related expenses and share-based compensation expenses (Personnel Costs); software expenses; and overhead allocated based on headcount (Overhead).

Policy Servicing Expense and Other

Policy servicing expense and other includes personnel costs related to our technical operations and customer experience teams, data transmission costs, credit card and payment processing expenses, premium taxes, and amortization of telematic devices. Policy servicing expense and other is expensed as incurred.

Sales, Marketing and Other Acquisition Costs

Sales, marketing, and other acquisition costs includes spend related to advertising, branding, public relations, third-party marketing, consumer insights and reinsurance ceding commissions. These expenses also include related personnel costs and overhead. We incur sales, marketing and other acquisition costs for all product offerings including our newly introduced software as a service (“SaaS”) platform which provides access to our developed technology under SaaS arrangements, along with professional services to third-party customers (“Enterprise business solutions”). Sales, marketing and other acquisition costs are expensed as incurred, except for costs related to deferred acquisition costs that are capitalized and subsequently amortized over the same period in which the related premiums are earned. We plan to continue investing in marketing to attract and acquire new customers, increase our brand awareness, and expand our Enterprise product offering. We expect that sales and marketing expenses will increase in absolute dollars in future periods and vary from period-to-period as a percentage of revenue in the near-term. We expect that, in the long-term, our sales, marketing and other acquisition costs will decrease as a percentage of revenue as the proportion of renewals to our total business increases.

Research and Development

Research and development consist of costs that support our growth and expansion initiatives inclusive of website development costs, software development costs related to our mobile app and Enterprise business solution, and new product development costs. These costs include third-party services related to data infrastructure support; personnel costs and overhead for product design, engineering, and management; and amortization of internally developed software. Research and development costs are expensed as incurred, except for costs related to internally developed software that are capitalized and subsequently amortized over the expected useful life. We expect that research and development expenses will increase in both absolute dollars and percentage of revenues in future periods in the near-term. We expect that, in the long-term, our research and development expenses will decrease as a percentage of revenue as these represent largely fixed costs.

Amortization of Capitalized Software

Amortization of capitalized software relates to the amortization recorded for the capitalized website and software development costs for the period presented.

Other Operating Expenses

Other operating expenses primarily relate to personnel costs and overhead for corporate functions, external professional service expenses and depreciation expense for computers, furniture, and other fixed assets. General and administrative expenses are expensed as incurred.

We expect to incur incremental operating expenses to support our global operational growth and enhancements to support our reporting and planning functions.

We expect to incur significant additional operating expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the listing standards of the Nasdaq, additional corporate, director and officer insurance expenses, greater investor relations expenses and increased legal, audit and consulting fees. We also expect to increase the size of our accounting, finance, and legal teams to support our increased compliance requirements and the growth of our business. As a result, we expect that our other operating expenses will increase in absolute dollars and percentage of revenues in future periods in the near-term. We expect that, in the long-term, our other operating expenses will decrease as a percentage of revenue as these represent largely fixed costs.

Interest expense

Interest expense primarily relates to interest incurred on our long-term debt, the amortization of debt issuance costs, and changes in the fair value of warrant liabilities that are associated with our long-term debt.

Results of Operations

The following table presents our consolidated statement of operations for the years ended December 31, 2020 and 2019, and the dollar and percentage change between the two periods:

	Year Ended December 31,
(in thousands)	2019	2020	$ Change	% Change
Revenue
Premiums earned, net	$23,807	$12,464	$(11,343)	(48)%
Interest income	1,898	523	(1,375)	(72)%
Other revenue	27,050	22,077	(4,973)	(18)%
Total revenue	$52,755	$35,064	$(17,691)	(34)%

Operating Expenses
Losses and loss adjustment expenses	$30,758	$21,208	$(9,550)	(31)%
Policy servicing expense and other	16,297	16,813	516	3%
Sales, marketing and other acquisition costs	23,954	5,483	(18,471)	(77)%
Research and development	9,055	8,211	(844)	(9)%
Amortization of capitalized software	10,648	11,188	540	5%
Other operating expenses	18,896	16,981	(1,915)	(10)%
Total Operating Expenses	$109,608	$79,884	$(29,724)	(27)%

Loss from operations	$(56,853)	$(44,820)	$12,033	(21)%

Other expense
Interest expense	$247	$6,067	$5,820	2,356%
Increase in fair value of stock warrant liability	92	69,294	69,202	N.M.
Total other income	$339	$75,361	$75,022	N.M.

Net loss before taxes	$(57,192)	$(120,181)	$(62,989)	110%

Income tax provision/(benefit)	$37	$(84)	$(121)	(327)%
Net loss	$(57,229)	$(120,097)	$(62,868)	110%

N.M. — Percentage change not meaningful

Comparison of the Years Ended December 31, 2019 and 2020

Revenue

Premiums Earned, net

Net premiums earned decreased $11.3 million, or 48%, from $23.8 million for the year ended December 31, 2019 to $12.5 million for the year ended December 31, 2020, which was primarily attributable to a $9.1 million increase in premiums ceded to our reinsurance partners, which is reflective of the inclusion of new business into the reinsurance program, and a $2.7 million decrease in earned premiums due to an overall decrease in miles driven by customers in response to COVID-19 shelter-in-place restrictions, which generally began in March 2020. We believe direct earned premium is the best measure of top-line revenue, as it excludes the impacts of reinsurance financing.

Interest Income

Interest income decreased $1.4 million, or 72%, from $1.9 million for the year ended December 31, 2019 to $0.5 million for the year ended December 31, 2020. The decrease was primarily due to a lower balance of highly liquid fixed income investments during the year ended December 31, 2020.

Other Revenue

Other revenue decreased $5.0 million, or 18%, from $27.1 million for the year ended December 31, 2019 to $22.1 million for the year ended December 31, 2020. The decrease was primarily attributable to a $10.9 million decrease in revenues from policy acquisition costs recovered for policies onboarded into our reinsurance program, offset by a $4.9 million increase in revenues from new customer implementations of our Enterprise business solutions (“EBS”) and $1.0 million increase in policy commissions earned from NGI. A substantial portion of EBS revenue was from one customer who was an investor and therefore a related party as described in Note 17 of our audited consolidated financial statements as of December 31, 2020, which are filed as Exhibit 99.1 to this Current Report on Form 8-K/A.

Costs and Expenses

Losses and LAE

Losses and LAE decreased $9.6 million, or 31%, from $30.8 million for the year ended December 31, 2019 to $21.2 million for the year ended December 31, 2020. The decrease was primarily driven by a $13.3 million net decrease in total losses due to an overall decrease in claims, partially as the result of less miles driven by customers, and a $4.7 million increase in LAE due to an increase in defense and cost containment reflecting a reserve adjustment for periods prior to 2020. Given that our pricing model is billed based on true miles driven, our direct earned premium was also reduced in this timeframe.

Policy Servicing Expense and Other

Policy servicing expense and other increased $0.5 million, or 3%, from $16.3 million for the year ended December 31, 2019 to $16.8 million for the year ended December 31, 2020. The increase was primarily attributable to a $0.9 million increase in software subscription costs. The increase was partially offset by a decrease of $0.2 million in personnel related expenses.

Sales, Marketing, and Other Acquisition Costs

Sales, marketing, and other acquisition costs decreased $18.5 million, or 77%, from $24.0 million for the year ended December 31, 2019 to $5.5 million for the year ended December 31, 2020. The decrease was primarily attributable to an $11.1 million decrease in both our online and offline marketing campaigns, $5.2 million increase in reinsurance ceding commission which serves as an offset to sales and marketing expense, and $2.4 million decrease in personnel costs attributable to a reduction in force in response to the COVID-19 pandemic.

Amortization of Capitalized Software

Amortization of capitalized software increased $0.5 million, or 5%, from $10.6 million for the year ended December 31, 2019 to $11.2 million for the year ended December 31, 2020. The increase was primarily related to the amortization of our website development costs and capitalized costs related to internal use software.

Other Operating Expenses

Other operating expenses decreased $1.9 million, or 10%, from $18.9 million for the year ended December 31, 2019 to $17.0 million for the year ended December 31, 2020. The decrease was primarily driven by a $1.8 million decrease in recruiting, personnel, and general corporate overhead costs.

Interest Expense

Interest expense increased $5.8 million, or 2,356%, from $0.2 million for the year ended December 31, 2019 to $6.1 million for the year ended December 31, 2020. The increase was primarily attributable to a higher outstanding debt balance in 2020 as compared to 2019, which resulted in additional interest expense incurred.

Increase in fair value of stock warrant liability

Fair value of stock warrant liability increased $69.2 million, from $0.1 million for the year ended December 31, 2019 to $69.3 million for the year ended December 31, 2020. The increase was primarily driven by the change in fair value of our preferred stock warrants issued in April 2020.

Non-GAAP Financial Measures

The non-GAAP financial measures below have not been calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, accident year contribution profit/(loss) and contribution profit/(loss) should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that these non-GAAP measures fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management use these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance; (2) facilitate internal comparisons of the historical operating performance of our business operations; (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (4) review and assess the operating performance of our management team; (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The following table provides a reconciliation of total revenue to contribution profit/(loss) and accident year contribution profit/(loss) for the years ended December 31, 2019 and 2020:

	Year Ended December 31,
	2019	2020
	($ in millions)
Total revenue	$52.8	$35.1
Losses and LAE	(30.8)	(21.2)
Policy servicing expense and other	(16.3)	(16.8)
Amortization of capitalized software	(10.6)	(11.2)
Gross profit/(loss)	(4.9)	(14.1)
Gross margin	(9.3)%	(40.3)%

Less revenue adjustments:
Revenue Adjustments Related to Reinsurance	49.4	69.5
Revenue from Enterprise Segment	(0.8)	(5.7)
Interest Income and Other	1.9	2.4

Less costs and expense adjustments:
Loss and LAE Adjustments Related to Reinsurance	(56.7)	(54.0)
Loss and LAE Adjustments Related to Prior Period Development	(2.2)	6.5
Bad Debt, Report Costs and Other Expenses	(1.8)	(1.1)
Amortization of Internally Developed Software	10.6	11.2
Devices	3.9	3.7
Accident year contribution profit/(loss)	$(0.6)	$18.4

Prior Period Development	2.2	(6.5)

Contribution profit/(loss)	$1.5	$11.9

Adjusted revenue	$103.3	$101.3
Accident year contribution margin	(0.6)%	18.1%
Contribution margin	1.5%	11.8%

Liquidity and Capital Resources

We are a holding company that transacts a majority of our business through operating subsidiaries. Through our insurance subsidiaries, we sell pay-per-mile auto insurance policies to customers and through our Enterprise subsidiary, we sell our insurance solution technology to third-party insurance carriers. Since inception through completion of the Merger, we financed our operations primarily through sales of insurance policies, sales of our Enterprise platform, and the net proceeds received from the issuance of preferred stock, debt, and sales of investments. As of December 31, 2020, we had $19.2 million in cash and cash equivalents. In February 2021, we completed the Merger with INSU and received $310.0 million in cash from the trust account and the private placements. Our cash and cash equivalents primarily consist of bank deposits and money market funds. Our marketable securities consist of U.S. treasury securities, municipal securities, corporate debt securities, residential and commercial mortgage-backed securities, and other debt obligations.

Insurance companies in the United States are also required by state law to maintain a minimum level of capital and surplus. Insurance companies are subject to certain risk-based capital (“RBC”) requirements as specified by NAIC. These standards for property and casualty insurers are used as a means of monitoring the financial strength of insurance companies. Under these requirements, the amount of capital and surplus maintained by an insurance company is to be determined based on the various risk factors related to it. Such regulation is generally for the protection of the policyholders rather than stockholders. As of December 31, 2019 and 2020, our capital and policyholders’ surplus exceeded the minimum RBC requirements. We believe that our existing cash and cash equivalents, marketable securities, and cash flow from operations will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our insurance premium growth rate, renewal activity, including the timing and the amount of cash received from customers, the expansion of marketing activities, the timing and extent of spending to support development efforts, the introduction of new and enhanced products, the continuing market adoption of offerings on our platform, and the current uncertainty in the global markets resulting from the worldwide COVID-19 pandemic.

As part of our plans to restructure our reinsurance program and ensure the insurance carrier is adequately capitalized, approximately $50.0 million moved from unrestricted to restricted cash in the first quarter of 2021, a portion of which will be used for reinsurance commutation settlement.

The following table summarizes our cash flow data for the periods presented:

	Year Ended December 31,
	2019	2020
	($ in millions)
Net cash used in operating activities	$(30.7)	(32.2)
Net cash (used in)/provided by investing activities	(63.3)	1.8
Net cash provided by financing activities	24.1	37.7

Operating Activities

Net cash used in operating activities for the year ended December 31, 2020 was $32.2 million, which was a decrease of net cash used of $1.5 million from $30.7 million for the year ended December 31, 2019. Cash used during this period included $29.8 million from net loss for the year ended December 31, 2020, excluding the impact of changes in fair value of our outstanding warrants, depreciation expense and stock-based compensation and other non-cash expenses. Net cash provided by changes in our operating assets and liabilities decreased by $2.4 million, which is primarily attributable to ceded reinsurance premiums, reinsurance recoverable on unpaid losses, accounts payable and accrued expense, prepaid reinsurance premium, premiums receivable which outpaced reinsurance recoverable on paid losses, prepaid expenses and other, unearned premium reserve, and loss and LAE reserves.

Net cash used in operating activities for the year ended December 31, 2019 was $30.7 million. Cash used during this period included $39.2 million from net loss for the year ended December 31, 2019, excluding the non-cash impacts from depreciation, stock-based compensation, and other non-cash items. Net cash provided by changes in operating assets and liabilities primarily consisted of increases in ceded reinsurance premium payable, loss and LAE reserves, other liabilities, and unearned premium reserves which outpaced the growth of premiums and accounts receivable, reinsurance recoverable and accounts payable. The decrease in cash used in operating activities from the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to the volume and timing of claims payments and a decrease in personnel costs attributable to a reduction in force in response to the COVID-19 pandemic.

Investing Activities

Net cash provided by investing activities for the year ended December 31, 2020 was $1.8 million, which was primarily driven by maturities of marketable securities offset by our continued investment in telematics devices, leasehold improvements, and other equipment, as well as continued investment in our website and software development. Net cash used in investing activities was $63.3 million for the year ended December 31, 2019 which was primarily driven by increased purchases of marketable securities, our continued investment in telematics devices, leasehold improvements, and other equipment, as well as continued investment in our website and software development offset by maturities of our marketable securities.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2020 was $37.7 million compared to $24.1 million used in financing activities for the year ended December 31, 2019. The increase in cash provided by financing activities is primarily due to the April 2020 issuance of subordinated debt and receipt of a loan under the Paycheck Protection Program. The Paycheck Protection Program loan was repaid in full in connection with the Business Combination, and the April 2020 subordinated debt was prepaid in full in March 2021.

Net cash provided by financing activities for the year ended December 31, 2019 was $24.1 million primarily from cash received from the incurrence of indebtedness, partially offset by the repayment of our outstanding indebtedness.

Contractual Obligations

The following is a summary of material contractual obligations and commitments as of December 31, 2020:

	Total	2021	2022 – 2023	2024 – 2025	Thereafter
	(in millions)
Long-term debt	$63.3	$1.3	$24.6	$37.5	$
Interest on long-term debt	9.4	3.3	4.8	1.3
Operating Leases	26.4	3.3	6.3	5.6		11.2
Purchase Commitments	3.9	3.9
Total	$103.0	$11.8	$35.7	$44.4		$11.2

As of December 31, 2020, we issued subordinated debt with the following principal and interest amounts due: $4.6 million over 2021, $29.4 million over 2022 – 2023, $38.8 million over 2024 – 2025, and no principal and interest due after 2025 (see the section entitled “— Financing Arrangements — Subordinated Note Purchase and Security Agreement” for further information). Additionally, we entered into a non-cancellable agreement to purchase telematic devices, with $3.9 million due in 2021.

Financing Arrangements

Subordinated Note Purchase and Security Agreement

In April 2020, we entered into that certain Note Purchase and Security Agreement (as amended, the “Note Purchase Agreement”) with us, as issuer, certain of our subsidiaries, as guarantors, and certain affiliates of Hudson Structured Capital Management (collectively, “Hudson”), as purchasers and the collateral agent. The Note Purchase Agreement was amended in February 2021 to reflect the consummation of the Merger by adding INSU as a guarantor and reflecting our new corporate structure. An executive of Hudson is on our board of directors and is a related party, as discussed in Item 13 of the Form 10-K.

Under the Note Purchase Agreement, we could issue up to $50.0 million in aggregate principal amount of senior secured subordinated payable in kind (“PIK”) notes due in 2025 (the “Notes”). The Note Purchase Agreement further provided for additional funds of up to an aggregate of $15.0 million over time from Hudson, the timing of which was subject to reinsurance settlement timing. Notes issued under the Note Purchase Agreement were due on the fifth anniversary of their issuance, starting in April 2025, and bore interest at the following rates: 2% per annum payable quarterly in arrears in cash, and a varying interest rate of 9.0% to 11.0% PIK interest. The PIK interest was based on the aggregate outstanding principal balance as follows: (i) 11.0% if the outstanding balance was less than $5.0 million; (ii) 10.0% if the outstanding balance was greater than or equal to $5.0 million but less than $10.0 million, and (iii) 9.0% if the outstanding balance was greater than or equal to $10.0 million. PIK interest represents contractually deferred interest that was added to the principal balance outstanding each quarter and due at maturity. The Notes were secured by substantially all of our assets. We had the right to prepay the Notes at any time subject to payment of a fee. As of December 31, 2020, $31.6 million aggregate principal amount of the Notes was outstanding, along with $0.9 million of capitalized PIK interest. Subsequent to December 31, 2020, we issued additional Notes having an aggregate principal amount of $2.0 million. As of March 30, 2021, there was approximately $36.6 million of principal and PIK interest outstanding under the Hudson debt facility, which we repaid on such date, along with the prepayment fee of $0.4 million. Accordingly, there are no longer any Notes outstanding.

As part of the entry into the original Note Purchase Agreement, we issued warrants for up to 8,536,938 of Series E convertible preferred shares, which we estimated to have a fair value of $12.5 million at issuance, which was recorded as a discount to the debt and is being amortized to interest expense over the term of the debt. These warrants were net exercised immediately prior to the Effective Time (as defined in the Merger Agreement) and are no longer outstanding.

Paycheck Protection Program Loan

In April 2020, we were granted a loan under the Paycheck Protection Program offered by the Small Business Administration under the CARES Act, section 7(a)(36) of the Small Business Act for approximately $5.9 million. The balance outstanding for the Paycheck Protection Program loan was $5.9 million at December 31, 2020. We repaid this loan concurrent with the consummation of the Merger and it is no longer outstanding.

2019 Loan and Security Agreement

In December 2019, we entered into a Loan and Security Agreement (the “2019 Loan and Security Agreement”) with us, as borrower, certain of our subsidiaries, as guarantors and certain affiliates of Multiplier Capital, LLC and other financial institutions, as lenders and agent, providing for a term loan in aggregate principal amount of $25.0 million. Minimum payments of interest were due monthly through December 2021. Beginning in January 2022, equal payments of principal would have been due monthly in an amount necessary to fully amortize the loan by June 5, 2024. An end of term payment of $0.6 million was due at maturity or date of any prepayment. The loan was secured by substantially all of our and the guarantor’s assets. Lender’s consent was required to be obtained regarding certain dispositions, and changes in business, management, or ownership including mergers and acquisitions, such as the Merger, as more fully described in the 2019 Loan Agreement. The balance outstanding net of debt issuance costs for the 2019 Loan Agreement was $24.1 million and $24.3 million as of December 31, 2019 and 2020, respectively.

The loan could be prepaid in an amount equal to the outstanding principal, accrued interest, and the end of term fee, plus a prepayment charge of 3% if paid in the first two years after the effective date, 2% if paid in the third year after the effective date, or 1% if prepaid after the third year subsequent to the effective date. Accordingly, we prepaid this loan in connection with the consummation of the Merger and is no longer outstanding.

At the time of origination, the lender was granted a warrant to purchase Series E convertible preferred stock, estimated to have a fair value of $0.5 million at issuance. These warrants were net exercised immediately prior to the Effective Time and are no longer outstanding.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity or cash flows.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of the consolidated financial statements in conformity with GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, estimates related to reserves for loss and LAE, premium write-offs, and share-based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 2, Summary of Significant Accounting Policies, to the audited consolidated financial statements filed as Exhibit 99.1 to this Current Report on Form 8-K/A.

Unpaid Losses and LAE Reserves

Unpaid losses and LAE reserves are the difference between the estimated ultimate cost of losses and the amount of paid losses as of the reporting date. These reserves reflect our management’s best estimate for both reported claims and incurred but not reported claims and the reserves include estimates of all expenses associated with processing and settling all reported and unreported claims. Our management regularly reviews the reserve estimates and updates those estimates as new information becomes available or as events emerge that may affect the resolution of unsettled claims. Losses and LAE reserves are estimated based on the assumption that past-experience is an appropriate indicator of future events. Updates made to reserve estimates based on new information may cause changes in prior reserve estimates. These changes are recorded as Loss and loss adjustment expenses in the period such changes are determined. Estimating the ultimate cost of claims and claims expenses is an inherently complex process that involves a high degree of judgment. The estimate of unpaid losses and LAE reserves utilizes several key judgmental inputs:

●	the determination of the appropriate actuarial estimation methods to be applied to outstanding claims,

●	estimations of claims cycle times and claims settlement practices,

●	estimates of expected losses through the use of historical loss data, and

●	broader macroeconomic assumptions such as expectations of future inflation rates.

Claims are classified based on accident year or the year in which the claims occurred. This classification is utilized within actuarial models to prepare estimates of required reserves for payments to be made in the future. Claim cycle times, or the speed of claim to claim settlement, vary and depend on the type of claim being reported; property damage as compared to personal injury claims. Claims involving property damage are generally settled faster than personal injury claims. It has been our management’s experience that the longer the cycle time, the more the ultimate settlement amount can vary. Historical loss patterns are then applied to actual paid losses and reported losses by accident year to develop expectations of future payments. Implicit within the actuarial models are the impacts of inflation, especially for claims with longer expected cycle times. See Note 8, Loss and Loss Adjustment Expense Reserves, to our audited consolidated financial statements filed as Exhibit 99.1 to this Current Report on Form 8-K/A for more information regarding the methodologies used to estimate loss and LAE reserves.

Considerable variability is inherent in these estimates, which may have a material impact on the ultimate liability. The aggregation of numerous estimates for each of the major components of losses and groups of states as well as other considerations such as trends in claim frequency and severity, regulatory and judicial environments, allocations of ceded amounts in accordance with reinsurance agreements, and driving behavior including miles driven, may impact reported losses and IBNR. Reserve estimates are inherently very complex to determine and subject to significant judgment, and do not represent an exact determination for each outstanding claim. Due to the inherent uncertainty in estimating reserves, we evaluated what the potential impact on consolidated results of operations, financial position, and liquidity would be based on a hypothetical 10% change in reserves described above. A 10% variance in estimated reserves net of reinsurance would be approximately $2.3 million as of December 31, 2020, and would result in an increase or decrease to Net loss of $2.3 million to a Net loss of $122.4 million or $117.8 million, respectively. This would also result in a change to Total stockholders’ deficit of $2.4 million increasing or decreasing it to $363.8 million or $359.2 million, respectively. The reserve range represents a range of reasonably likely reserves, not a range of all possible reserves. Therefore, the ultimate liability may reach levels corresponding to reserve amounts beyond the stated figures. Given the growth since 2016, we believe evaluating sensitivity based on a hypothetical change of 10% is reflective of management’s best estimate and provides a range of variability in key assumptions.

The following table summarizes our gross and net reserves for loss and LAE as of, December 31, 2019 and 2020, respectively:

	as of December 31, 2019
Loss and LAE reserves	Gross	% of Total	Net	% of Total
	($ in millions)
Case Reserves	$26.6	51.1%	$8.9	38.0%
IBNR	25.6	48.2%	14.5	62.0%
Total Reserves	$52.2	100.0%	$23.4	100.0%

	as of December 31, 2020
Loss and LAE reserves	Gross	% of Total	Net	% of Total
	($ in millions)
Case Reserves	$29.4	51.5%	$7.2	31.1%
IBNR	27.7	48.5%	16.0	68.9%
Total Reserves	$57.1	100.0%	$23.2	100.0%

Given the inherent complexity and uncertainty surrounding the estimation of our ultimate cost of settling claims, reserves are reviewed quarterly and periodically throughout the year by combining historical results and current actual results to calculate new development factors. In estimating loss and LAE reserves, our actuarial reserving group considers claim cycle time, claims settlement practices, adequacy of case reserves over time, and current economic conditions. Because actual experience can differ from key assumptions used in estimating reserves, there may be significant variation in the development of these reserves and the actual losses and LAE ultimately paid in the future. These adjustments to the loss and LAE reserves are recognized in our consolidated statement of operations in the period in which the change occurs.

The following table summarizes our gross losses and LAE, and net losses and LAE as of December 31, 2019 and 2020 respectively:

	Gross Ultimate Loss & LAE			Net Ultimate Loss & LAE
Accident Year	2019	2020	Change	2019	2020	Change
2016	$3.0	$3.2	$0.2	$3.0	$3.2	$0.2
2017	48.6	49.9	1.3	36.4	37.6	1.2
2018	73.9	76.2	2.3	36.5	38.7	2.2
2019	89.5	92.2	2.7	31.7	33.0	1.3
2020		68.5	68.5		16.1	16.1
Total	$215.0	$290.0	$75.0	$107.6	$128.6	$21.0

Premiums Receivable and Reinsurance Recoverable and Related Expenses

Premiums receivable represents premiums written but not yet collected. Generally, premiums are collected prior to providing risk coverage, minimizing our exposure to credit risk. A policy is considered past due on the first day after its due date and policies greater than 15 days past due are written off. We recognized premium write-offs of $1.7 million and $2.3 million for the periods ended December 31, 2019 and 2020, respectively.

Reinsurance assets consist of reinsurance recoverable on paid and unpaid losses and LAE from our reinsurance partners of which the estimates are based on the same reserving practices as described above. Our use of reinsurance does not extinguish our primary liability under the policies written. In the event that any of our reinsurance partners might not be able to fulfill their obligations under our reinsurance contracts, we would be liable for the amounts defaulted. The amounts recoverable from our reinsurance partners are therefore exposed to the credit risk of our reinsurance partners. Therefore, we regularly evaluate the financial condition of our reinsurers, the sufficiency of collateral posted by our reinsurance partners, and establish provisions for uncollectible reinsurance as appropriate.

Capitalization of Internally Developed Software

We invest in research and development for the purpose of developing new functionality for our website, apps, and gathering and analyzing data received from the driving habits of our customers. We primarily develop software for internal use. For all internal use software, we account for software development costs under ASC 350-40, “Internal-Use Software; Computer Software Developed or Obtained for Internal Use.” With respect to internal use software, software and technology development activities generally fall into three stages:

1.	Preliminary Project Phase includes activities, such as the determination of needed technology and the formulation, evaluation, and selection of alternatives of those needs;

2.	Application Development Phase includes activities that focused on software design and configuration, coding, installation, testing, and parallel processing; and

3.	Post-Implementation/Operating Phase includes activities that address training, administration, maintenance, and all other activities to operate developed software.

During the Preliminary Project Phase, we expense all costs to expense as incurred.

During the Application Development Phase, we capitalize costs for projects that we determine are probable of being completed.

During the Post-Implementation/Operating Phase we expense all costs related to such activities as incurred. However, upgrades and/or enhancements of existing software will be capitalized to the extent that we determine that such upgrades and/or enhancements will result in additional functionality. We define additional functionality as modifications that enable additional tasks that our software was previously incapable of performing which normally requires new software specifications or a change to all or a part of existing software. Internal costs incurred for upgrades and/or enhancements are expensed or capitalized based on the three stages of development noted above. We track projects individually, such that the beginning and ending of the capitalization can be appropriately established, as well as the amounts capitalized therein.

All capitalized software requires the ongoing assessment for recoverability which requires judgment by management with respect to certain external factors including, but not limited to, anticipated future gross revenues, estimated economic useful life, and changes in competing software technologies. We have determined that our internal-use software’s estimated useful life is three years.

For all software to be sold to third-party insurance carriers, we account for software development costs under ASC 985-20, “Costs of Software to be Sold, Leased, or Marketed.” Costs incurred to develop software to be sold to third parties are expensed as incurred until technological feasibility is reached. All costs incurred after technological feasibility is reached and prior to when the developed software is available for general release to our customers are capitalized. As of December 31, 2020, software costs to be capitalized under ASC 985-20 have not been significant.

Stock-based Compensation

Stock-Based compensation, inclusive of stock options with only a service condition and stock options with service and performance conditions, are awarded to our officers, directors, employees, and certain non-employees through approval from the compensation committee of the Board of Directors.

We account for stock-based compensation in accordance with ASC Topic 718, “Compensation — Stock Compensation.” Stock-based compensation is measured at the grant date based on the fair value of the award. Stock-based compensation for stock options with service conditions are recognized as expense over the requisite service period, which is generally the vesting period of the respective award. The expense recorded is based on awards ultimately expected to vest and, therefore, is reduced by estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For stock options with performance-based metrics, stock-based compensation is recognized when it is probable that the performance criteria are achieved.

We calculate the fair value of stock options using the Black-Scholes option pricing model and recognize expense using the straight-line attribution approach. The fair value of stock options is determined on the grant date using the Black-Scholes Merton (“BSM”), option-pricing model. The BSM option pricing model requires inputs based on certain subjective assumptions, including the fair value of our common stock, expected stock price volatility, the expected term of the options, the risk-free interest rate for a period that approximates the expected term of the options and our expected dividend yield.

●	Expected Term — The expected term is the period of time when granted options are expected to be outstanding. In determining the expected term of options, we utilized the midpoint between the vesting date and contractual expiration date.

●	Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve for zero-coupon U.S. Treasury notes with maturities similar to the option’s expected term as of the grant date.

●	Volatility — Because our stock is not traded in an active market, we calculate volatility by using the historical stock prices of public companies that we consider to be comparable to our business.

●	Forfeiture Rate — The weighted average forfeiture rate of unvested options.

●	Expected Dividends — We assumed the expected dividend to be zero as we have no current expectations to be paying dividends in the foreseeable future.

●	Common Stock Valuation — Given the absence of a public trading market of our common stock, our board of directors considered numerous subjective and objective factors to determine the best estimate of fair value of our common stock underlying the stock options granted to our employees and non-employees. The grant date fair value of our common stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability. We used a weighted average value determined through the Option Pricing Model (OPM) and the Probability-Weighted Expected Return Method (PWERM) for allocating our enterprise value. Application of these methods involves the use of estimates, judgments, and assumptions that are complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events.

●	Fair Value — our board of directors determines the fair value of the common stock based on the closing price of the common stock on or around the date of grant.

Stock options issued to non-employees are accounted for at their estimated fair value determined using the Black-Scholes option pricing model. The fair value of the options granted to non-employees is remeasured as the options vest, and the resulting change in value, if any, is recognized as expense during the period the related services are rendered.

For more information, see Note 13, Stock Option Plan, to the audited consolidated financial statements filed as Exhibit 99.1 to this Current Report on Form 8-K/A.

Warrant Liability

We classify warrants to purchase shares of our preferred stock that are contingently puttable or redeemable as liabilities. Such warrants are measured and recognized at fair value and are subject to remeasurement at each balance sheet date. The fair value of our preferred stock warrant liability is measured using a Black-Scholes option-pricing model. Under the BSM option-pricing model, the fair value was measured using the following assumptions and inputs: exercise price, fair value of the underlying preferred stock, expected term, expected volatility, and risk-free interest rate.

At the end of each reporting period, changes in fair value during the period are recognized as a component of other expense within our consolidated statements of operations. We will continue to adjust the warrant liability for changes in the fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including completion of an initial public offering, at which time all such preferred stock warrants will automatically net exercise into common stock and the liability will be reclassified to additional paid-in capital. Immediately prior to the completion of the Merger, all outstanding warrants were exercised for shares of our preferred stock, which then converted into our common stock and were exchanged for INSU common stock in the Merger. We reflected the change in fair value of the warrant liability within our consolidated statement of operations. There are longer any warrants outstanding.

New Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements filed as Exhibit 99.1 to this Current Report on Form 8-K/A.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain credit and interest rate risks as part of our ongoing business operations.

Credit Risk

We are exposed to credit risk on our investment portfolio and our reinsurance contracts. Investments that potentially subject us to credit risk consist principally of cash and marketable securities. We place our cash and cash equivalents with financial institutions with high credit standing and our excess cash in marketable investment grade securities. With respect to our reinsurance contracts, we are exposed to credit risk from reinsurance recoverables and prepaid reinsurance premiums, which is mitigated by using a diverse group of reinsurers and monitoring their financial strength ratings. For any reinsurance counterparties who are not rated, we require adequate levels of collateral in the form of a trust account or Letter of Credit.

Interest Rate Risk

Our consolidated balance sheets include assets and liabilities with estimated fair values that are subject to market risks. Our primary market risk has been interest rate risks which impacts the fair value of our liabilities as well as interest rate risks associated with our investments in fixed maturities.